As filed with the Securities and Exchange Commission on December 21, 2012
Registration No. 333-

United States
Securities and Exchange Commission
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XCEL ENERGY INC.
(Exact name of Registrant as specified in its charter)

Minnesota	41-0448030
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

414 Nicollet Mall
Minneapolis, Minnesota  55402
(612) 330-5500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Nuclear Management Company, LLC NMC Savings and Retirement Plan

(Full title of the plan)

Benjamin G.S. Fowke III Chairman, President and Chief Executive Officer Xcel Energy Inc. 414 Nicollet Mall Minneapolis, Minnesota 55402 (612) 330-5500	Teresa S. Madden Senior Vice President and Chief Financial Officer Xcel Energy Inc. 414 Nicollet Mall Minneapolis, Minnesota 55402 (612) 330-5500
(Name, address, including zip code, and telephone number, including area code, of agents for service)

With a copy to:

Scott M. Wilensky
Senior Vice President and General Counsel
Xcel Energy Inc.
414 Nicollet Mall
Minneapolis, Minnesota  55402
(612) 330-5500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered (1)	Amount to Be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (2)
Common stock, par value $2.50 per share	250,000 shares	$27.05	$6,762,500	$922.41

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)
Pursuant to Rule 416 of the Securities Act of 1933, this registration statement also covers such additional shares of common stock that may become issuable pursuant to the anti-dilution provisions of the employee benefit plans described herein.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) based on the average of the high and low sales prices per share of the Registrant’s Common Stock as reported on the New York Stock Exchange on December 14, 2012.

This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by Xcel Energy Inc. (the “Registrant”) with the Securities and Exchange Commission are incorporated herein by reference:

(1)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011;

(2)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2012; June 30, 2012 and September 30, 2012; and

(3)
the Registrant’s Current Reports on Form 8-K filed January 12, 2012; February 23, 2012, March 2, 2012; March 5, 2012; April 3, 2012, April 13, 2012, May 18, 2012, June 4, 2012, June 8, 2012, June 21, 2012, June 4, 2012, June 22, 2012, June 29, 2012, July 13, 2012, August 2, 2012, November 2, 2012, November 15, 2012, December 13, 2012, December 17, 2012, December 18, 2012 and December 19, 2012;

(4)	The description of Xcel Energy’s common stock contained in Xcel Energy’s Current Report on Form 8-K filed on March 31, 2002.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 302A.521 of the Minnesota Business Corporation Act permits indemnification of officers and directors of domestic or foreign corporations under certain circumstances and subject to certain limitations.  Pursuant to authorization contained in the Registrant’s Restated Articles of Incorporation, as amended, Article 4 of the Registrant’s Restated By-Laws contains provisions for indemnification of its directors and officers consistent with the provisions of Section 302A.521 of the Minnesota Business Corporation Act.  The Registrant’s Restated Articles of Incorporation also contain provisions limiting the liability of the Registrant’s directors in certain instances.  The Registrant has obtained insurance policies indemnifying it and its directors and officers against certain civil liabilities and related expenses.  The Registrant has entered into indemnity agreements with its directors.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

4.01	Nuclear Management Company, LLC NMC Savings and Retirement Plan (as amended and restated effective January 1, 2010)

4.02	First Amendment to the Nuclear Management Company, LLC NMC Savings and Retirement Plan, effective January 1, 2013.

5.01	Opinion of Counsel regarding Obligations

23.01	Consent of Deloitte & Touche LLP

23.03	Consent of Counsel (included in Exhibit 5.01)

24.01	Power of Attorney

Item 9.	Undertakings

a.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

c.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for the indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 21st day of December, 2012.

Xcel Energy Inc.

By:	/s/ Teresa S. Madden
Teresa S. Madden
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date listed above:

Signature	Title

*	Chairman, President, Chief Executive Officer, and Director
Benjamin G.S. Fowke III	(Principal Executive Officer)

/s/ Teresa S. Madden	Senior Vice President and Chief Financial Officer
Teresa S. Madden	(Principal Financial Officer)

/s/ Jeffrey S. Savage	Vice President and Controller
Jeffrey S. Savage	(Principal Accounting Officer)

*	Director
Gail Koziara Boudreaux

*	Director
Fredric W. Corrigan

*	Director
Richard K. Davis

*	Director
Albert F. Moreno

Signature	Title

*	Director
Richard T. O’Brien

*	Director
Christopher J. Policinski

*	Director
A. Patricia Sampson

*	Director
James J. Sheppard

*	Director
David A Westerlund

*	Director
Kim Williams

*	Director
Timothy V. Wolf

*	By:	/s/ Teresa S. Madden
Teresa S. Madden
Attorney-in Fact

Nuclear Management Company, LLC NMC Savings and Retirement Plan

The undersigned is a member of the Committee having the responsibility for the administration of the Nuclear Management Company, LLC NMC Savings and Retirement Plan.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Nuclear Management Company, LLC NMC Savings and Retirement Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on December 21st, 2012.

Nuclear Management Company, LLC NMC Savings and Retirement Plan

By:	/s/ Teresa S. Madden
Name: Teresa S. Madden
Title: Pension Trust Administration Committee

EXHIBIT INDEX

Exhibit Number	Description

4.01	Nuclear Management Company, LLC NMC Savings and Retirement Plan (as amended and restated effective January 1, 2010)

4.02	First Amendment to the Nuclear Management Company, LLC NMC Savings and Retirement Plan, effective January 1, 2013.

5.01	Opinion of Counsel regarding Obligations

23.01	Consent of Deloitte & Touche LLP

23.03	Consent of Counsel (included in Exhibit 5.01)

24.01	Power of Attorney